Calculation of Filing Fee Tables

SC TO-I

(Form Type)

NYLI MacKay DefinedTerm Muni Opportunities Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$475,393,095.80 (1)	$153.10 (2)	$72,782.68

Fees Previously Paid	—		—

Total Transaction Valuation	$475,393,095.80 (1)

Total Fees Due for Filing			$72,782.68

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$72,782.68

(1)

The Transaction Valuation was calculated by multiplying 27,926,793.602 shares of NYLI MacKay DefinedTerm Muni Opportunities Fund by $17.02 (100% of the Net Asset Value per share as of the close of ordinary trading on the New York Stock Exchange on October 10, 2024).

(2)

Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by the Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2025.

Table 2 – Fee Offset Claims and Sources

Not applicable.